Exhibit 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
February 2, 2010
D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FIRST QUARTER FISCAL 2010 RESULTS AND DECLARES QUARTERLY DIVIDEND
Fiscal 2010 First Quarter Highlights — as compared to the year ago quarter
•	Pre-tax income of $42.8 million, compared to a pre-tax loss of $61.3 million

•	Net income of $192.0 million, compared to a net loss of $62.6 million

•	Gross margin on home sales increased 160 basis points to 17.1%

•	Net sales orders increased 45% to 4,037 homes

•	Closings increased 36% to 5,529 homes

•	Homebuilding debt to total capitalization (net of cash) improved 730 basis points to 28.0%
          FORT WORTH, TEXAS — D.R. Horton, Inc. (NYSE: DHI), America’s Builder, today reported pre-tax income for its first fiscal quarter ended December 31, 2009 of $42.8 million, compared to a pre-tax loss of $61.3 million in the same quarter of fiscal 2009. The Company also reported a tax benefit of $149.2 million for the quarter, compared to a tax provision of $1.3 million in the prior year quarter. Net income for the first fiscal quarter was $192.0 million, or $0.56 per diluted share. The diluted share count for the first quarter included 38.3 million shares related to the Company’s convertible debt. The net loss for the same quarter of fiscal 2009 was $62.6 million, or $0.20 per diluted share. The current quarter results included $1.2 million in pre-tax charges to cost of sales for inventory impairments and write-offs of deposits and pre-acquisition costs, compared to $56.2 million in the same quarter of fiscal 2009.
          Homebuilding revenue for the first quarter of fiscal 2010 increased 23% to $1.1 billion, from $900.3 million in the same quarter of fiscal 2009. Homes closed increased 36% to 5,529, from 4,068 homes closed in the same quarter of fiscal 2009.

     Net sales orders for the first quarter ended December 31, 2009 increased 45% to 4,037 homes ($850 million), compared to 2,777 homes ($568 million) for the same quarter of fiscal 2009. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the first quarter of fiscal 2010 was 26%. The Company’s sales backlog of homes under contract at December 31, 2009 was 4,136 homes ($884 million), compared to 4,006 homes ($889 million) at December 31, 2008.
     The Company’s homebuilding unrestricted cash balance at December 31, 2009 was $1.9 billion. Net cash provided by operating activities for the three months ended December 31, 2009 was $220.0 million, which included a $113 million federal tax refund received during the quarter. The Company has filed for an additional $352 million federal tax refund related to the five-year carry back of its 2009 net operating loss, which is expected to be received during the Company’s second fiscal quarter of 2010.
     In the first quarter, the Company repurchased a total of $173.2 million principal amount of its outstanding senior notes for a total purchase price of $171.0 million, plus accrued interest.
     The Company has declared a quarterly cash dividend of $0.0375 per share. The dividend is payable on February 25, 2010 to stockholders of record on February 16, 2010.
     Donald R. Horton, Chairman of the Board, said, “We are excited to report a quarterly pre-tax profit of $42.8 million and net income of $192.0 million. Our homes closed increased 36% over the prior year while our homes gross margin improved 460 basis points sequentially to 17.1%. Our homebuilding SG&A dollars increased only 1% from the year ago quarter while homebuilding revenues increased 23%, bringing our SG&A as a percentage of homebuilding revenues down to 11.6%. Our balance sheet remains strong with a homebuilding cash balance of $1.9 billion and net homebuilding leverage improving to 28.0%.
     “Our net sales orders also showed significant improvement from the year ago quarter, increasing 45%. Our focus on providing affordable homes positioned us to take advantage of the demand created by the federal tax credit for first-time homebuyers, and we believe that the extension of the tax credit will benefit our spring selling season.

     “Market conditions in the homebuilding industry are still challenging, characterized by rising foreclosures, high inventory levels of available homes, increasing unemployment, tightening FHA lending standards and weak consumer confidence. However, new home inventory remains low, interest rates are favorable and housing affordability is near record highs. We will continue to focus on providing affordable homes for the first-time buyer, controlling our costs, contracting for new communities with attractively priced finished lots and maintaining our strong balance sheet.”
     The Company will host a conference call today (Tuesday, February 2nd) at 10:00 a.m. Eastern time. The dial-in number is 800-374-9096, and the call will also be webcast from www.drhorton.com on the “Investor Relations” page.
     On October 1, 2009, as required by the Financial Accounting Standards Board (FASB), the Company implemented an accounting change related to its 2% convertible senior notes issued in May 2009. The prior year consolidated financial statements have been retrospectively adjusted for the effects of this change in accounting. The Company will file a Form 8-K to reflect the effects of this accounting change on the Company’s previously filed Form 10-K for the fiscal year ended September 30, 2009, following the filing of this quarter’s Form 10-Q.
     D.R. Horton, Inc., America’s Builder, is one of the largest homebuilders in the United States, delivering more than 16,000 homes in its fiscal year ended September 30, 2009. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 73 markets in 26 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $700,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
     Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include our beliefs that the extension of the tax credit will benefit our spring selling season and that market conditions will remain challenging. They forward-looking statements also include our continued focus on providing affordable homes for the first-time buyer, controlling our costs, contracting for communities with attractively priced finished lots and maintaining a strong balance sheet. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the continuing downturn in the homebuilding industry, including further deterioration in industry or broader economic conditions, such as increasing unemployment and worsening of consumer confidence; the continuing constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; the reduction in availability of mortgage financing, increases in mortgage interest rates and the effects of expiring government programs, such as the homebuyer federal tax credit and the Fed’s open market purchases of mortgage-backed securities, both scheduled to end in 2010; the limited success of our strategies in responding to adverse conditions in the industry; a return of an inflationary environment; changes in general economic, real estate and other business conditions; the risks associated with our inventory ownership position in changing market conditions; supply risks for land, materials and labor; changes in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulations on our financial services operations; the uncertainties inherent in home warranty and construction defect claims matters; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within our industry; our ability to effect any future growth strategies successfully; our ability to realize our deferred tax asset; and the utilization of our tax losses could be substantially limited if we experienced an ownership change as defined in the Internal Revenue Code. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K which is filed with the Securities and Exchange Commission.
WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	September 30,
	2009	2009
		(Adjusted)
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$1,904.3	$1,922.8
Restricted cash	53.1	55.2
Inventories:
Construction in progress and finished homes	1,380.7	1,446.6
Residential land and lots — developed and under development	1,621.9	1,643.3
Land held for development	572.7	562.5
Land inventory not owned	9.5	14.3

	3,584.8	3,666.7
Income taxes receivable	381.7	293.1
Deferred income taxes, net of valuation allowance of $915.2 million and $1,073.9 million at December 31, 2009 and September 30, 2009, respectively	—	—
Property and equipment, net	55.7	57.8
Other assets	447.1	433.0
Goodwill	15.9	15.9

	6,442.6	6,444.5

Financial Services:
Cash and cash equivalents	31.9	34.5
Mortgage loans held for sale	164.7	220.8
Other assets	52.9	57.0

	249.5	312.3

	$6,692.1	$6,756.8

LIABILITIES
Homebuilding:
Accounts payable	$173.5	$216.8
Accrued expenses and other liabilities	957.1	932.0
Notes payable	2,910.0	3,076.6

	4,040.6	4,225.4

Financial Services:
Accounts payable and other liabilities	56.1	62.1
Mortgage repurchase facility	6.2	68.7

	62.3	130.8

	4,102.9	4,356.2

EQUITY
Common stock	3.2	3.2
Additional paid-in capital	1,880.0	1,871.1
Retained earnings	793.3	613.2
Treasury stock, at cost	(95.7)	(95.7)

	2,580.8	2,391.8
Noncontrolling interests	8.4	8.8

	2,589.2	2,400.6

	$6,692.1	$6,756.8

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	December 31,
	2009	2008
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$1,108.2	$885.8
Land/lot sales	0.7	14.5

	1,108.9	900.3

Cost of sales:
Home sales	918.8	748.7
Land/lot sales	0.6	11.7
Inventory impairments and land option cost write-offs	1.2	56.2

	920.6	816.6

Gross profit:
Home sales	189.4	137.1
Land/lot sales	0.1	2.8
Inventory impairments and land option cost write-offs	(1.2)	(56.2)

	188.3	83.7

Selling, general and administrative expense	128.4	127.0
Interest expense	26.9	25.6
Gain on early retirement of debt, net	(1.6)	(6.2)
Other (income)	(1.5)	(4.3)

Operating income (loss) from Homebuilding	36.1	(58.4)

Financial Services:
Revenues, net of recourse and reinsurance expense	23.3	17.7
General and administrative expense	18.7	23.2
Interest expense	0.5	0.7
Interest and other (income)	(2.6)	(3.3)

Operating income (loss) from Financial Services	6.7	(2.9)

Income (loss) before income taxes	42.8	(61.3)
(Benefit from) provision for income taxes	(149.2)	1.3

Net income (loss)	$192.0	$(62.6)

Basic:
Net income (loss) per share	$0.60	$(0.20)

Weighted average number of common shares	317.7	316.7

Diluted:
Net income (loss) per share	$0.56	$(0.20)

Numerator for diluted income (loss) per share after assumed conversions	$198.8	$(62.6)

Adjusted weighted average number of common shares	356.1	316.7

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$31.8	$31.1

Depreciation and amortization	$4.9	$8.2

Interest incurred	$50.4	$57.4

D.R. HORTON, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

Three Months Ended
December 31, 2009
(In millions)
Operating Activities
Net income	$192.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4.9
Amortization of debt discounts and fees	6.9
Stock option compensation expense	3.2
Income tax benefit from stock option exercises	(2.9)
Gain on early retirement of debt, net	(1.6)
Inventory impairments and land option cost write-offs	1.2
Changes in operating assets and liabilities:
Decrease in construction in progress and finished homes	65.2
Decrease in residential land and lots — developed, under development, and held for development	9.8
Increase in other assets	(10.1)
Increase in income taxes receivable	(88.6)
Decrease in mortgage loans held for sale	56.1
Decrease in accounts payable, accrued expenses and other liabilities	(16.1)

Net cash provided by operating activities	220.0

Investing Activities
Purchases of property and equipment	(2.5)
Decrease in restricted cash	2.1

Net cash used in investing activities	(0.4)

Financing Activities
Repayment of notes payable	(233.7)
Proceeds from stock associated with certain employee benefit plans	2.0
Income tax benefit from stock option exercises	2.9
Cash dividends paid	(11.9)

Net cash used in financing activities	(240.7)
Decrease in Cash and Cash Equivalents	(21.1)
Cash and cash equivalents at beginning of period	1,957.3

Cash and cash equivalents at end of period	$1,936.2

D.R. HORTON, INC.
($’s in millions)
NET SALES ORDERS

	Three Months Ended December 31,
	2009		2008
	Homes	Value	Homes	Value
East	397	$97.2	253	$56.3
Midwest	235	65.7	165	44.8
Southeast	815	153.6	585	103.1
South Central	1,472	255.6	986	173.2
Southwest	429	75.6	352	59.1
West	689	202.4	436	131.0

	4,037	$850.1	2,777	$567.5

HOMES CLOSED

	Three Months Ended December 31,
	2009		2008
	Homes	Value	Homes	Value
East	556	$127.2	319	$75.8
Midwest	341	88.6	259	71.7
Southeast	1,020	181.9	716	136.5
South Central	2,113	357.7	1,424	253.7
Southwest	560	95.3	692	135.5
West	939	257.5	658	212.6

	5,529	$1,108.2	4,068	$885.8

SALES ORDER BACKLOG

	As of December 31,
	2009		2008
	Homes	Value	Homes	Value
East	400	$96.6	421	$98.7
Midwest	283	82.1	234	64.7
Southeast	764	150.8	652	132.3
South Central	1,687	295.5	1,561	278.8
Southwest	395	71.6	472	94.3
West	607	187.4	666	220.3

	4,136	$884.0	4,006	$889.1